UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2007

Internet America, Inc.
(Exact name of registrant as specified in its charter)

Texas	000-25147	86-0778979
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10930 West Sam Houston Pkwy., N., Suite 200, Houston
77064
(Address of principal executive offices)
(Zip Code)

(713) 968-2500
(Registrant's telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement\

On March 30, 2007, the Board of Directors adopted the 2007 Stock Option Plan (“2007 Plan”) under which options to purchase up to 2,000,000 shares may be granted as incentive and nonqualified stock options to employees, executives and directors. The 2007 Plan will be submitted to the stockholders for approval at the next annual meeting of stockholders. A copy of the 2007 Plan is attached as Exhibit 10.

Item 1.02 Termination of a Material Definitive Agreement

In connection with the adoption of the 2007 Plan, the Board of Directors amended the 2004 Non-Employee Director Plan to reduce the number of shares available for issuance upon the exercise of options under that plan from 600,000 to 131,556, being the number of shares covered by outstanding options granted under that plan as of March 30, 2007. The Board of Directors also determined that the terms of the 1996 and 1997 Stock Option Plans of the Company, with combined reserved shares of 1,425,000, will not be renewed.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2007, the Board of Directors granted stock options under the 2007 Plan, in order to retain and incentivize employees, executives and directors. All options were granted at an exercise price of $0.50 per share, which is higher than the current market price of the Company’s stock. Options to purchase the following number of shares were granted to the category of persons indicated: an aggregate of 168,444 shares to directors, 300,000 shares to executive officers and 335,000 shares to non-executive employees The options vest 25% at date of grant and 25% at each anniversary of the grant date, except that options granted to employees or directors with less than 1 year of service vest 25% at each anniversary of the grant date.

Item 9.01  Financial Statements and Exhibits

( d) Exhibits
10                                    2007 Stock Option Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNET AMERICA, INC

By:	/s/ William E. Ladin, Jr.
William E. Ladin, Jr. Chairman and Chief Executive Officer

Date: April 5, 2007